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                          December 8, 2023

       Peter Liu
       Chief Executive Officer
       SONIM TECHNOLOGIES INC
       4445 Eastgate Mall, Suite 200
       San Diego, CA 92121

                                                        Re: SONIM TECHNOLOGIES
INC
                                                            Registration
Statement on Form S-3
                                                            Filed December 1,
2023
                                                            File No. 333-275847

       Dear Peter Liu:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing